Exhibit 10.7

Form of

Sub-advisory Agreement

between

American Realty Capital PECO II Advisors, LLC

and

Phillips Edison NTR II LLC

          , 2013

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Form of Sub-advisory Agreement

This Sub-advisory Agreement, dated as of               , 2013 (this “Agreement”), is between, American Realty Capital PECO II Advisors, LLC, a Delaware limited liability company (the “Advisor”) and Phillips Edison NTR II LLC, a Delaware limited liability company (the “Sub-advisor”).

WITNESSETH

WHEREAS, Phillips Edison – ARC Grocery Center REIT II, Inc., a Maryland corporation (the “Company”) has appointed the Advisor as its advisor pursuant to the Advisory Agreement between the Company, Phillips Edison – ARC Grocery Center Operating Partnership II, L.P. (the “Partnership”) and the Advisor, dated as of the date of this Agreement (as the same may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Advisory Agreement”);

WHEREAS, the Advisor desires to avail itself of the knowledge, experience, sources of information, advice, assistance and certain facilities available to the Sub-advisor and to have the Sub-advisor undertake the duties and responsibilities hereinafter set forth, on behalf of the Advisor, and subject to the supervision of, the Board of Directors of the Company, all as provided herein; and

WHEREAS, the Sub-advisor is willing to undertake such duties and responsibilities, subject to the supervision of the Board of Directors of the Company, on the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the Parties hereto agree as follows:

Article 1

Definitions

Capitalized and other terms that are defined in the Advisory Agreement but not otherwise defined in this Agreement have the respective meanings ascribed to such terms in the Advisory Agreement, a copy of which is attached hereto as Appendix A.

The following defined terms used in this Agreement shall have the meanings specified below:

“Advisor” has the meaning set forth at the head of this Agreement.

“Advisory Agreement” has the meaning set forth in the recitals.

“Affiliate” has the meaning set forth in the Advisory Agreement. For the avoidance of doubt, none of the Company, the Sub-advisor, any subsidiary of the Company, any subsidiary of the Sub-advisor and any other Person controlled by, controlling or under common control with Phillips Edison Limited Partnership shall be an Affiliate of the Advisor. Also for the avoidance of doubt, none of the Advisor, any subsidiary of the Advisor and any other Person controlled by, controlling or under common control with American Realty Capital shall be an Affiliate of the Sub-advisor.

“Agreement” has the meaning set forth in the preamble.

“Articles of Incorporation” has the meaning set forth in the Advisory Agreement.

“Company” has the meaning set forth in the recitals hereto.

“Dealer Manager” means Realty Capital Securities, LLC, a Delaware limited liability company, in its capacity as dealer manager pursuant to the Dealer Manager Agreement.

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“Dealer Manager Agreement” means that dealer manager agreement, dated as of even date herewith, between the Company and the Dealer Manager, providing for the distribution of the Shares.

“Disposition Fees” has the meaning set forth in the Advisory Agreement.

“Effective Date” means the initial Effective Date (as defined in the Dealer Manager Agreement).

“Gross Proceeds” shall have the meaning set forth in the Advisory Agreement.

“Immediate Family Member” means, with respect to a Key Person: (i) any of such Key Person’s parents and siblings, spouse and descendants and any of the spouses of such descendants (collectively, the “Individual Group”); (ii) any trust, the beneficiaries of which consist exclusively of one or more members of the Individual Group (collectively, the “Family Trusts”); and (iii) any entity which is controlled by, directly or indirectly, one or more members of the Individual Group and/or one or more of the Family Trusts.

“Key Person” means (i) with respect to the Advisor, each of William Kahane and Nicholas Schorsch and his heirs, legal representatives and executors, and (ii) with respect to the Sub-advisor, one of Michael C. Phillips or Jeffrey S. Edison and his heirs, legal representatives and executors.

“Offering Period” has the meaning set forth in the Dealer Manager Agreement.

“Partnership” has the meaning set forth in the recitals.

“Partnership Agreement” means the Agreement of Limited Partnership of the Partnership, dated as of                , 2013, among the Company, PE-ARC Grocery Center OP GP II LLC and PE – ARC Special Limited Partner II LLC, as the same may be amended from time to time.

“Party” or “Parties” refer to the Advisor or the Sub-advisor or both, as the case may be.

“Permitted Investments” means all investments (other than Real Estate Assets and Real Estate Related Loans) in which the Company acquires an interest, either directly or indirectly, including through ownership interests in a joint venture or partnership, pursuant to its Articles of Incorporation, Bylaws and the investment objectives and policies adopted by the Board of Directors from time to time, other than short-term investments acquired for purposes of cash management.

“Primary Offering” shall have the meaning set forth in the Advisory Agreement.

“Primary Target Investments” means well-occupied, grocery-anchored neighborhood and community shopping centers each containing a maximum of 250,000 rentable square feet with a tenant-mix of retailers selling necessity-based goods and services in strong demographic markets throughout the United States. For purposes of the foregoing, “well-occupied” means 80% or more of the rentable square feet at a property is occupied at the time of purchase. For purposes of the foregoing, “occupied” means that a tenant is operating and open for business in its respective leased premises.

“Prospectus” has the meaning set forth in the Advisory Agreement.

“Reference Date” means the first date the Company breaks escrow on stockholder subscriptions in the Initial Public Offering.

“Sub-advisor” has the meaning set forth at the head of this Agreement.

“Subordinated Incentive Fee” shall have the meaning set forth in Section 8.7 of the Company’s Articles of Incorporation

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“Subordinated Participation Interest” shall include any such interest as defined in the Advisory Agreement.

“Transfer Restriction Period” means, with respect to the Sub-advisor, the Offering Period plus six months, and with respect to the Advisor, the Offering Period plus six months.

Article 2

Appointment

The Advisor, pursuant to its authority to delegate all of its rights and powers to manage and control the business and affairs of the Company to the Sub-advisor pursuant to Section 3 of the Advisory Agreement, hereby appoints the Sub-advisor to serve as the Sub-advisor for the Company and to perform all of the duties set forth in Section 3 and Section 8 of the Advisory Agreement on behalf of the Advisor. The Sub-advisor hereby accepts such appointment. The Advisor delegates, and the Sub-advisor agrees to perform, all of the duties of the Advisor set forth in the Advisory Agreement, all on the terms and subject to the conditions set forth in this Agreement.

Article 3

Duties of the Sub-advisor

Under the Advisory Agreement, the Advisor and Sub-advisor, as applicable, are responsible for managing, operating, directing and supervising the operations and administration of the Company and its assets. Consistent with Article 2 hereof, the Sub-advisor undertakes to use commercially reasonable efforts to present to the Company potential investment opportunities and to provide the Company with a continuing and suitable investment program consistent with the investment objectives and policies of the Company as determined and adopted from time to time by the Board and to perform the duties set forth in Section 3 of the Advisory Agreement, as necessary. Subject to the limitations set forth in this Agreement and the Advisory Agreement, including Section 4 of the Advisory Agreement, consistent with the provisions of the Articles of Incorporation and Bylaws and the continuing and exclusive authority of the Board over the supervision of the Company, the Sub-advisor shall, either directly or by engaging an Affiliate or third party, perform the duties set forth in Section 3 and Section 8 of the Advisory Agreement (a copy of which is attached hereto as Appendix A), which duties are incorporated herein by reference as if fully set forth herein.

Article 4

Authority and Certain Activities of Sub-advisor

The Sub-advisor shall have the authority set forth in Section 4 of the Advisory Agreement, shall have the authority to establish and maintain bank accounts as set forth in Section 7 of the Advisory Agreement, shall maintain books, records and financial statements for the Company as set forth in Section 8 of the Advisory Agreement, and shall abide by the limitations of Section 9 of the Advisory Agreement, all of which (i.e., Sections 4 and 7 through 9 of the Advisory Agreement) are incorporated herein by reference as if fully set forth herein.

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Article 5

Assignment of Payments

As compensation for the services provided pursuant to this Agreement, Advisor hereby assigns payments as follows:

5.1	Acquisition Fees. The Advisor hereby assigns its right to receive direct payment from the Company of 77.5% of all Acquisition Fees payable pursuant to the Advisory Agreement, as permitted by section 11(a) of the Advisory Agreement. The Advisor will submit an invoice to the Company, which the Sub-advisor shall prepare, following the closing or closings of each acquisition or origination, accompanied by a computation of the Acquisition Fee. The portion of the Acquisition Fee payable to each of the Advisor and Sub-advisor then will be paid by the Company at the closing of the applicable transaction upon receipt of the invoice by the Company as provided in the applicable advisory agreement.

5.2	Subordinated Participation Interests. The Advisor hereby assigns its right to receive from the Partnership of 77.5% of all Subordinated Participation Interests payable pursuant to Section 11(h) of the Advisory Agreement. The Subordinated Participation Interests shall be allocated to the Sub-advisor and Advisor pursuant to Section 5.2 hereof, following each quarterly board approval of the allocation of the Subordinated Participation Interests to the Advisor and Sub-advisor.

5.3	Disposition Fees. The Advisor hereby assigns its right to receive direct payment from the Company of 77.5% of all Disposition Fees payable pursuant to Section 11(c) of the Advisory Agreement; provided, however, that if the receipt by the Advisor of all or any part of a Disposition Fee for any particular transaction would violate applicable law, and if applicable law would permit payment thereof to the Sub-advisor, then the assignment shall be deemed to be for the Disposition Fee (or part thereof) associated with that particular transaction that would violate applicable law if received by the Advisor. The portion of the Disposition Fee payable to each of the Advisor and the Sub-advisor shall be paid by the Company as provided in the Advisory Agreement.

5.4	Financing Coordination Fee. The Advisor hereby assigns its right to receive direct payment from the Company of 77.5% of all Financing Coordination Fees payable to the Advisor pursuant to section 11(d) of the Advisory Agreement; provided, however, that if the receipt by the Advisor of a Financing Coordination Fee for any particular transaction would violate applicable law, and if applicable law would permit payment thereof to the Sub-advisor, then the assignment shall be deemed to be for the Financing Coordination Fee (or part thereof) associated with that particular transaction that would violate applicable law if received by the Advisor.

5.5	Expense Reimbursements. Subject to Article 6 of this Agreement and Section 12 of the Advisory Agreement, the Advisor hereby assigns its right to receive direct payment from the Company of expense reimbursements the Sub-advisor incurs on behalf of the Company or in connection with the services the Sub-advisor provides to the Company pursuant to this Agreement.

5.6	Annual Subordinated Performance Fee. The Advisor hereby assigns its right to receive direct payment from the Company of 77.5% of any Annual Subordinated Performance Fee payable to the Advisor pursuant to section 11(e) of the Advisory Agreement; provided, however, that if the receipt by the Advisor of an Annual Subordinated Performance Fee, would violate applicable law, and if applicable law would permit payment thereof to the Sub-advisor, then the assignment shall be deemed to be for the Annual Subordinated Performance (or part thereof) that would violate applicable law if received by the Advisor.

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Article 6

Allocation of Expense Reimbursements

6.1	Organization and Offering Expense Reimbursements. The Organization and Offering Expense reimbursements to the Advisor permitted pursuant to Section 12(a)(i) of the Advisory Agreement shall be allocated as follows: 0.5% of the Gross Proceeds raised in any Primary Offering advanced to the Advisor in connection with each sale of Shares under a Primary Offering; and 1.5% of the Gross Proceeds raised in any Primary Offering to the Sub-advisor.

(A)	Notwithstanding the foregoing, 0.5% of the Gross Proceeds raised in any Primary Offering, as such Gross Proceeds are received by the Company, shall be paid to the Advisor for Organization and Offering Expenses in advance and shall be limited to advancements for the following costs and expenses:

(1)	Internal personnel costs and overhead allocations of the Advisor and its Affiliates for services relating to a Primary Offering (including, but not limited to, expense reimbursements for the cost of travel, lodging, meals and entertainment for employees of the Advisor and its Affiliates);

(2)	Payments made to third parties by the Advisor and its Affiliates for: (a) legal and accounting services provided to the Advisor and its Affiliates in connection with a Primary Offering; (b) the cost of bona fide training and education meetings and seminars (primarily the travel, meals, lodging, and entertainment costs of the registered representatives of broker-dealers); (c) the cost of training wholesalers and supervisors of the Dealer Manager in connection with a Primary Offering; (d) sponsorship fees and other costs related to retail seminars and conferences conducted by soliciting broker-dealers, due diligence conferences, and broker-dealer top producer events; (e) reimbursement to soliciting broker-dealers for technology costs associated with a Primary Offering, costs and expenses related to such technology costs, and costs and expenses associated with facilitation of the marketing of the Shares and the ownership of Shares by such broker-dealers’ customers; (f) any other retail or wholesaling costs associated with a Primary Offering; and (g) all other Organizational and Offering Expenses provided for in Section 12(a)(i) of the Advisory Agreement.

(B)	It is understood and agreed that the Company shall be under no obligation to reimburse the Advisor or Sub-advisor to the extent such reimbursement would cause the total amount spent by the Company on Organization and Offering Expenses (excluding underwriting and brokerage discounts and commissions, but including third-party due diligence fees as set forth in detailed and itemized invoices) to exceed 2.0% of Gross Proceeds raised in any Primary Offering as of the termination of such Primary Offering. The Advisor’s 0.5% allocation for such Organization and Offering Expenses shall be paid to the Advisor as Gross Proceeds are raised in any Primary Offering and the Advisor shall not receive any more than such allocation during the course of any Primary Offering. To the extent that Organization and Offering Expenses reimbursed by the Company exceed the above limit at the end of any Primary Offering, the Advisor and Sub-advisor shall reimburse the Company for such excess within 60 days; and, solely in the instance that Organization and Offering Expenses reimbursed by the Company exceed the above limit, the Sub-advisor shall review the invoices submitted to the Company that relate to the Organizational and Offering Expenses limited by this Section 6.1;

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(C)	The Company shall not reimburse the Advisor or Sub-advisor for any Organization and Offering Expenses that the Conflicts Committee determines are not fair and commercially reasonable to the Company.

6.2	All Other Expense Reimbursements. All other expense reimbursements permitted pursuant to Sections 12(a)(ii) through 12(a)(xiv) of the Advisory Agreement will be apportioned between the Advisor and Sub-advisor in proportion to the amount of such expense reimbursements due to each as of the date of the reimbursement.

Article 7

Voting Agreements

7.1	Election of Directors. The Advisor and Sub-advisor each agrees, with respect to any Shares now or hereinafter owned by it, to vote such Shares in favor of the Advisor’s nominee for the Board and the Sub-advisor’s nominees for the Board. As of the date hereof, the Advisor’s nominee for the Board is William M. Kahane, and the Sub-advisor’s nominee is Jeffrey S. Edison.

7.2	Other Voting of Shares. The Advisor and Sub-advisor each agrees that, with respect to any Shares now or hereinafter owned by it, neither will vote or consent on matters submitted to the stockholders of the Company regarding (i) the removal of the Advisor or any Affiliate of the Advisor; (ii) the removal of the Sub-advisor or any Affiliate of the Sub-advisor; (iii) any transaction between the Company and the Advisor or any of its Affiliates; or (iv) any transaction between the Company and the Sub-advisor or any of its Affiliates. This voting restriction shall survive until such time that the Advisor is no longer serving as such.

7.3	Major Decisions.

(A)	Subject to Section 7.3(D) with respect to the Company, all major decisions of the Company set forth below in clauses (A)(1) through (A)(5) (“Major Decisions”) shall be subject to the Company’s Articles of Incorporation and joint approval by the Advisor and Sub-advisor. For the avoidance of doubt, Major Decisions specifically exclude any decisions regarding the day-to-day operations of the Company, the decision-making authority for which has been delegated to the Sub-advisor pursuant to this Agreement. Major Decisions shall consist of the following:

(1)	Retention of investment banks for the Company;

(2)	Marketing methods for the Company’s sale of Shares;

(3)	Extending, initiating or terminating the Initial Public Offering or any subsequent Offering of the Shares;

(4)	Issuing press releases involving the major decisions of the Company or the Advisor or Sub-advisor or their Affiliates with respect to the business or operations of the Company; provided, that the Sub-advisor need not obtain consent to any press releases regarding acquisitions or dispositions of Properties, Loans or other Permitted Investments; and provided further, however, that notwithstanding the immediately preceding proviso, any mention of the Advisor or its Affiliates in such press releases regarding acquisitions or dispositions shall be pre-approved by the Advisor; and

(5)	Merging or otherwise engaging in any change of control transaction for the Company.

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(B)	Notwithstanding anything in this Agreement to the contrary, if the Parties do not agree to any action constituting a Major Decision and that has been proposed by either Party, the Parties shall meet (in person or by phone) to discuss the issue in dispute in good faith over the five-business day period beginning with the delivery of notice of the proposed action to the other Party. If, after the expiration of the above-referenced five-business day period, the Parties still do not agree as to the proposed course of action regarding such Major Decision, representatives of both the Advisor and the Sub-advisor will be obligated to present each of their respective proposed courses of action regarding such Major Decision to the Board of Directors for review and approval within an additional five-business day period.

(C)	Intentionally omitted

(D)	Notwithstanding the provisions of this Section 7.3 or any other provision in this Agreement to the contrary, in all events, including Major Decisions, the Company will be managed under the direction of the Board of Directors.

(E)	Notwithstanding anything in this Agreement to the contrary (but subject to Section 7.3(D)), the Sub-advisor shall have sole authority to act on behalf of the Company regarding the negotiation with the Advisor of proposed amendments to the Advisory Agreement, it being understood that any amendment of the Advisory Agreement must be approved by a majority of the members of the Conflicts Committee of the Board of Directors.

Article 8

Relationship of Sub-advisor and Advisor and their Affiliates;
Other Activities of the Advisor and Sub-advisor

8.1	Relationship. The Advisor and the Sub-advisor are not partners or joint venturers with each other, and nothing in this Agreement shall be construed to make them such partners or joint venturers. Except as set forth in Section 8.4 hereof, nothing herein contained shall prevent the Advisor or Sub-advisor from engaging in or earning fees from other activities, including, without limitation, the rendering of advice to other Persons (including other REITs) and the management of other programs advised, sponsored or organized by the Advisor or Sub-advisor, respectively, or any of their Affiliates. Nor shall this Agreement limit or restrict the right of any manager, director, officer, member, partner, employee or equityholder of the Advisor or Sub-advisor or their Affiliates to engage in or earn fees from any other business or to render services of any kind to any other Person. The Sub-advisor may, with respect to any investment in which the Company is a participant, also render advice and service to each and every other participant therein, and earn fees for rendering such advice and service. Specifically, it is contemplated that the Company may enter into Joint Ventures or other similar co-investment arrangements with certain Persons, and pursuant to the agreements governing such Joint Ventures or other similar co-investment arrangements, the Advisor or the Sub-advisor may be engaged to provide advice and service to such Persons, in which case, the Advisor or the Sub-advisor, as applicable, will earn fees for rendering such advice and service. Each of the Advisor and the Sub-advisor shall promptly disclose to the Board the existence of any condition or circumstance, existing or anticipated, of which it has knowledge, that creates or which would reasonably result in a conflict of interest between its obligations to the Company and its obligations to or its interest in any other Persons (it being understood and agreed that the conditions and circumstances referred to in the second paragraph of Section 8.4(A) hereof are deemed to have been disclosed to the Board for purposes of this Section 8.1).

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8.2	Time Commitment. The Sub-advisor shall, and shall cause its Affiliates and their respective employees, officers and agents to, devote to the Company such time as shall be reasonably necessary to conduct the business and affairs of the Company in an appropriate manner consistent with the terms of this Agreement. Each Party acknowledges that the other Party and its Affiliates and their respective employees, officers and agents may also engage in activities unrelated to the Company and may provide services to Persons other than the Company or any of its Affiliates.

8.3	Advisor and Sub-advisor Meetings. Representatives of the Parties shall meet on a quarterly basis ( in person or by phone) to discuss and consult with one another regarding the Company and its assets and opportunities. Additionally, the Advisor and the Sub-advisor shall cause their respective principals to meet (in person or by phone) with representatives of each other upon the request of either Party. The Parties will provide each other information regarding the operations and acquisitions of the Company as reasonably requested by the other. Each of the Advisor and the Sub-advisor shall have direct access to the books and records of the Company and of each attorney, accountant, servicer and other contracting party of the Company (notwithstanding the fact that such attorney represents either Party with respect to this Agreement).

8.4	Investment Opportunities and Allocation.

(A)	The Sub-advisor shall use commercially reasonable efforts to present investment opportunities to the Company that are consistent with the investment policies and objectives of the Company set forth in the “Investment Objectives and Criteria” section of the Prospectus.

(B)	So long as the Sub-advisor is acting in its capacity as sub-advisor under this Agreement, the Sub-advisor will not (and will cause its Affiliates to not) (i) pursue any opportunity to acquire a Primary Target Investment from any third-party, or (ii) act as a finder’s agent for or otherwise source the opportunity to acquire a Primary Target Investment for a third party (each such opportunity in clause (i) or (ii) being a “First Offer Opportunity”) without first offering such First Offer Opportunity to the Company in writing (the “Offer Notice”). The Offer Notice shall set forth the terms on which the seller is willing to sell such First Offer Opportunity together with any other material details customarily set forth in the acquisition materials for an asset similar to the asset that is the subject of the First Offer Opportunity. The Company shall have 30 days from the date of its receipt of the Offer Notice to notify the Sub-advisor of the Company's decision as to whether or not to pursue such First Offer Opportunity. If the Company fails to notify the Sub-advisor of its election within such 30-day period, then the Company shall be deemed to have rejected such First Offer Opportunity. If the Company rejects (or is deemed to have rejected) such First Offer Opportunity, then the Sub-advisor and/or any of its Affiliates shall be free to pursue such First Offer Opportunity (on its own or with other third-party investors), or offer such First Offer Opportunity to a third-party, in each case, for a period of 180 days on terms and conditions (including price) that are not materially different from the terms and conditions set forth in the Offer Notice to the Company. If, at the expiration of such 180-day period, such First Offer Opportunity is not the subject of a binding contract or letter of intent, then the provisions of this Section 8.4(B) shall once again apply to such First Offer Opportunity. For the avoidance of doubt, this Section 8.4(B) shall only apply to the acquisition of a Primary Target Investment being sold by a party unaffiliated with the Sub-advisor and its Affiliates and shall not be interpreted or construed as applying to the sale or disposition of any Primary Target Investment by the Sub-advisor or any of its Affiliates.

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(C)	Notwithstanding anything to the contrary in this Agreement, the right of first offer set forth in Section 8.4(B) shall not apply to: (i) the acquisition of any Primary Target Investment by an Affiliate of the Sub-advisor from another Affiliate of the Sub-advisor; and (ii) the offer of the opportunity to acquire a Primary Target Investment by an Affiliate of the Sub-advisor to Phillips Edison – ARC Shopping Center REIT Inc., except as contemplated in the Investment Allocation Agreement by and among the Company, the Sub-advisor and Phillips Edison – ARC Shopping Center REIT Inc. dated as of the date of this Agreement.

(D)	This Section 8.4 shall terminate and cease to be effective upon (i) any termination of this Agreement or (ii) the later of (y) termination of the Offering Period and (z) the date on which all equity raised during the Offering Period has been substantially invested or committed to investment.

(E)	The Company is a third-party beneficiary of the terms and conditions of this Section 8.4 and shall have the right to directly enforce such provisions against the Sub-advisor.

(F)	Except as provided in Section 8.4(B), none of the Sub-advisor nor any of its Affiliates shall be obligated generally to present any particular investment opportunity to the Company, whether contemplated in the “Investment Objectives and Criteria” section of the Prospectus or otherwise.

8.5	Prospectus Guidance. Sub-advisor has read and will abide by the Prospectus with respect to (i) the Company’s investment objectives, targeted assets, investment restrictions, targeted markets and borrowing policies set forth in the “Investment Objectives and Criteria” section of the Prospectus and (ii) the Company’s distribution policy set forth in the “Description of Securities – Distribution Policy and Distributions” section of the Prospectus, except to the extent otherwise directed by the Board.

Article 9

Dealer Manager

The Parties agree to use their best efforts to cause the Company, subject to approval by the Company’s Board of Directors, to enter into the Dealer Manager Agreement with the Dealer Manager on terms consistent with the “Plan of Distribution” section of the Prospectus.

Article 10

The Phillips Edison and ARC Names

The Parties acknowledge and reaffirm the rights and obligations set forth with respect to their proprietary interests in their respective names as set forth in Sections 17 and 18 of the Advisory Agreement, respectively.

Article 11

Other Agreements

11.1	Property Level Agreements. The Parties agree to use their best efforts to cause the Company, subject to approval by the Company’s Board of Directors, to enter into a Master Property Management Agreement (as defined in the Advisory Agreement) with an Affiliate of the Sub-advisor consistent with the description of the same in the Prospectus. Advisor shall have the right to review and comment upon such Master Property Management Agreement, and to approve such Master Property Management Agreement (such approval not to be unreasonably withheld), prior to submission to the Board. Advisor agrees that it shall have no right in the fees generated pursuant to such Master Property Management Agreement.

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11.2	Advisor, Advisory Agreement and Dealings with Company.

(A)	Advisor agrees to inform and make Sub-advisor a party to all negotiations between Advisor and the Company regarding any proposed amendment of the Advisory Agreement. No amendment to the Advisory Agreement will be agreed upon or permitted if such amendment would impact the rights or obligations of the Sub-advisor without the Sub-advisor’s consent and signature.

(B)	Advisor agrees to allow Sub-advisor to present and recommend to the Company all investment opportunities recommended by Sub-advisor.

11.3 Initial Capital Contribution. Sub-advisor acknowledges that it contributed an amount equal to

$200,000 to the capital of the Company on , 2013.

Article 12

Certain Transfers

12.1	Transfers. The Parties have selected one another based on the experience and personnel of each other and their Affiliates. Accordingly, each Party agrees that it is mutually desirable to restrict changes in ownership of each Party. Each Party agrees to amend, to the extent necessary, its governing documents to restrict transferability of any controlling interest in such Party by such Party’s Key Persons unless both Parties jointly agree as otherwise permitted by this Article 12. Notwithstanding the foregoing, any transfer of an interest in either Party by any of such Party’s Key Persons, by any entity controlled by a Key Person of such Party or by any Immediate Family Member of a Key Person of such Party shall be permitted without any approval so long as (i) the transferee of such interest is an Immediate Family Member of a Key Person of such Party, and (ii) one or more of the Key Persons of such Party retain management and voting control over such interest held by such transferee at all times after the applicable transfer occurs.

12.2	Prohibited Transfers.

(A)	Except for Permitted Transfers and other transfers made in accordance with, and as permitted by, this Agreement, neither Party (1) will allow any direct or indirect transfer of controlling interests therein by its applicable Key Persons, and (2) will directly or indirectly transfer any part of its direct or indirect ownership interest in the Company (if any), whether in each such case voluntarily or by foreclosure, assignment in lieu thereof or other enforcement of a pledge, hypothecation or collateral assignment without the prior approval of the other Party.

(B)	“Permitted Transfer” (for which no approval by the other Party shall be required) means either of the following:

(1)	any transfer of all or any portion of the direct or indirect interest in the Company held by a Party (if any) to any Affiliate of such Party; provided, however, that in each such case the transferee executes an instrument agreeing to be bound by the provisions of this Agreement to the extent applicable to the transferor; and

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(2)	any transfer of all or any portion of the direct or indirect interest in a Party held, directly or indirectly, by such Party’s Key Persons or Immediate Family Members; provided, however, that either (a) either or both of such Party’s Key Persons remain involved with the material decision-making and actions of such Party for the applicable Transfer Restriction Period (for the sake of clarity, after the applicable Transfer Restriction Period, each Party is permitted to allow the effecting of a transfer of all or any portion of the direct or indirect interest in such Party without regard to the continued involvement of such Party’s Key Persons) or (b) in the case of the Advisor, the transfer occurs after the Offering Period and the applicable transferee agrees to cede any decision-making and governance authority relating to the Company (including making Major Decisions) to the Sub-advisor.

Article 13

Representations, Warranties, and Agreements

13.1	The Advisor and the Sub-advisor each hereby represents and warrants to, and agrees with, the other as follows:

(A)	Such Party is duly formed and validly existing under the laws of the jurisdiction of its organization;

(B)	Such Party has full power and authority to enter into this Agreement and to conduct its business to the extent contemplated in this Agreement;

(C)	This Agreement has been duly authorized, executed and delivered by such Party and constitutes the valid and legally binding agreement of such Party, enforceable in accordance with its terms against such Party, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws relating to creditors’ rights generally, and by general equitable principles.

(D)	The execution and delivery of this Agreement by such Party and the performance of its duties and obligations hereunder do not result in a breach of any of the terms, conditions or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, credit agreement, note or other evidence of indebtedness, or any lease or other agreement, or any license, permit, franchise or certificate to which such Party is a party or by which it is bound or to which its properties are subject or require any authorization or approval under or pursuant to any of the foregoing, or violate any statute, regulation, law, order, writ, injunction, judgment or decree to which such Party is subject;

(E)	Such Party is not aware of any facts pertaining to such Party or its Affiliates that would cause such Party, or any of such Party’s Affiliates, to be unable to discharge timely the obligations of such Party or its Affiliates under this Agreement or the obligations of the Company under any agreement to which any of them is a party;

(F)	To the knowledge of such Party, no consent, approval or authorization of, or filing, registration or qualification with, any court or governmental authority on the part of such Party is required for the execution and delivery of this Agreement by such Party and the performance of its obligations and duties hereunder and such execution, delivery and performance shall not violate any other agreement to which such Party is bound;

(G)	Such Party recognizes that DLA Piper LLP (US) is representing and in the future may represent the Sub-advisor, its Affiliates and the Company with respect to matters in this Agreement and on other unrelated matters, and acknowledges that it has been notified of this representation and that it has been suggested that it retain independent counsel in reviewing this Agreement and the terms agreed to herein. The Advisor hereby waives all conflicts of interest regarding DLA Piper with respect thereto and hereby waives all rights to disqualify DLA Piper from representing the Sub-advisor, its Affiliates, and the Company in any matter at any time;

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(H)	Such Party recognizes that Proskauer Rose LLP is representing and in the future may represent the Advisor, the Dealer Manager, their Affiliates and the Company with respect to matters in this Agreement and on other unrelated matters, and acknowledges that it has been notified of this representation and that it has been suggested that it retain independent counsel in reviewing this Agreement and the terms agreed to herein. The Sub-advisor hereby waives all conflicts of interest regarding Proskauer Rose LLP with respect thereto and hereby waives all rights to disqualify Proskauer Rose LLP from representing the Advisor, the Dealer Manager, their Affiliates and the Company in any matter at any time, except that the Sub-Advisor does not waive conflicts and does not waive the right to disqualify Proskauer Rose LLP from representing the Advisor, the Dealer Manager, their Affiliates and the Company in litigation against the Sub-Advisor, Phillips Edison Limited Partnership or their Affiliates;

(I)	Except as specifically provided in this Agreement, such Party is not relying upon the other Party, the Company or their respective Affiliates or advisors, in connection with any of the matters referred to in this Agreement, including any projections, information, due diligence, representations or warranties (express or implied, oral or written), statements or other matters concerning the Company, the other Party, or otherwise, and each Party hereby confirms that it has conducted an independent investigation of the facts regarding the same (or has chosen not to do so at such Party’s peril);

(J)	The Party is not acting as the representative or agent or in any other capacity, fiduciary or otherwise, on behalf of another Person in connection with the Company or the other matters referred to in this Agreement;

(K)	Such Party is aware that the other Party and/or Affiliates of such other Party now and in the future shall be, and in the past have been, engaged in businesses which are competitive with that of the Company. Each of the Parties hereby acknowledges and agrees that the Parties’ obligations with respect to all future activities which are in competition with the Company are as set forth in Article 8 hereof;

(L)	Such Party is aware that compensation and reimbursements may be payable to Affiliates of the Parties by the Company, as addressed in this Agreement, the Advisory Agreement and the Dealer Manager Agreement;

(M)	No Party is required to cause the controlling persons of such Party to devote any specific portion of their time to Company business other than as necessary to fulfill such Parties’ obligations under this Agreement and the Advisory Agreement, as the case may be, and such controlling persons are expected to spend substantial amounts of their time on activities that are unrelated to the Company;

(N)	Such Party understands that the other Party is relying on the accuracy of the representations set forth in this Article 13 in entering into this Agreement;

(O)	Such Party has not granted to any third party rights that would be inconsistent with the rights granted to the other Party by this Agreement;

(P)	Such Party has all requisite licenses to do and perform all acts and receive all fees as contemplated by this Agreement and the Advisory Agreement; and

(Q)	None of its principals has been convicted of any felony, or convicted of any misdemeanor involving moral turpitude (including fraud), or entered a plea of nolo contendere in connection with any felony or any such misdemeanor.

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13.2	The Sub-advisor hereby represents and warrants to, and agrees with, the Advisor as follows:

(A)	The staff and employees of the Sub-advisor and its Affiliates have the skills, knowledge of and expertise in property selection, acquisitions/development, financing, asset and property management, and dispositions as to perform their respective duties and obligations hereunder; and

(B)	The Sub-advisor is sophisticated in real estate and securities transactions, has been granted access to such financial and other material information concerning the Company, the other Party and the other Party’s Affiliates, and their respective current and anticipated operations and such due diligence materials as it deems necessary or advisable, as it has requested or may require in connection with its investment (including an advance of expenses that may be reimbursed) in the Company, is able, either directly or through its agents and representatives, to evaluate such information and any due diligence materials provided or made available to it from time to time hereunder, and is able to bear the financial risk of loss presented by an investment in the Company, particularly in light of the risks that would be disclosed by a detailed analysis thereof (its access to which, to the full extent any Party has requested, hereby is confirmed by each Party);

Article 14

Term And Termination of the Agreement

14.1	Term. This Agreement shall have an initial term of one year from the date hereof and shall be renewed for an unlimited number of successive one-year terms upon renewal of the Advisory Agreement. This Agreement shall be co-terminus with the Advisory Agreement.

14.2	Termination. Subject to the last sentence of Section 14.1:

(A)	This Agreement may be terminated (1) by the Advisor upon 60 days’ prior written notice by the Advisor to the Sub-advisor with approval of a majority of the Conflicts Committee, or (2) by the Sub-advisor upon 60 days’ prior written notice by the Sub-advisor to the Advisor;

(B)	This Agreement may be terminated by the Advisor, if the Sub-advisor materially breaches this Agreement; provided, however, that the Sub-advisor shall have 30 calendar days after the receipt of notice of such breach from the Advisor to cure such breach;

(C)	This Agreement may be terminated by the Advisor, as a result of any fraud, criminal conduct, gross negligence or willful misconduct by Sub-advisor or any Affiliate thereof in any action or failure to act undertaken by such Person pertaining to or having a detrimental effect upon the ability of the Advisor or the Sub-advisor to perform their respective duties hereunder; provided, however, that the Sub-advisor does not cure any such act within 30 calendar days after the receipt of notice of such act (or at such later time as may be stated in the notice) from the Advisor; or

(D)	This Agreement may be terminated by either Party, if the other Party (1) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (2) consents to the entry of an order for relief in an involuntary case under any such law, (3) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) for the other Party or for any substantial part of its property, or (4) makes any general assignment for the benefit of creditors under applicable state law;

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(E)	This Agreement may be terminated by either Party, if: (1) an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect has been commenced against the other Party, and such case has not been dismissed within 60 days after the commencement thereof; or (2) a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) has been appointed for the other Party or has taken possession of the other Party or any substantial part of its property, and such appointment has not been rescinded or such possession has not been relinquished within 60 days after the occurrence thereof; or

(F)	This Agreement may be terminated at any time within five years after the date hereof by the Advisor if both Michael C. Phillips and Jeffrey S. Edison cease to be actively involved in the management of the Sub-advisor.

14.3	Survival upon Termination. Notwithstanding anything else that may be to the contrary herein, the expiration or earlier termination of this Agreement shall not relieve a party for liability for any breach occurring prior to such expiration or earlier termination. The provisions of Articles 1, 5, 6, 10, 13, 14, 16, and 17 shall survive termination of this Agreement.

14.4	Payments on Termination and Survival of Certain Rights and Obligations. After termination of this Agreement, the Sub-advisor shall have the rights to payment and the responsibilities as set forth in Section 22 of the Advisory Agreement.

Article 15

Assignment

This Agreement may be assigned by the Sub-advisor (a) to an Affiliate with the consent of the Advisor, such consent not to be unreasonably withheld or delayed, provided that such Affiliate remains at all times thereafter an Affiliate of Phillips Edison Limited Partnership or (b) in a manner meeting the conditions of Section 12.2(B)(2). This Agreement shall not be assigned by the Advisor without the consent of the Sub-advisor, except in the case of (i) an assignment by the Advisor to the Company whereby the Sub-advisor becomes the advisor to the Company or (ii) an assignment by the Advisor meeting the conditions of Section 12.2(B)(2).

Article 16

Indemnification And Limitation Of Liability

The indemnification and limitation of liability provisions contained in the Advisory Agreement apply to both the Advisor and Sub-advisor. Both Parties agree that neither will take any action inconsistent with such limitation of liability or indemnification provisions.

Articles 17

Miscellaneous

17.1	Notices. Any notice, request, demand, approval, consent, waiver or other communication required or permitted to be given hereunder or to be served upon any of the Parties hereto (each a “Notice”) shall be in writing and shall be (a) delivered in person, (b) sent by facsimile transmission (with the original thereof also contemporaneously given by another method specified in this Section 17.1), (c) sent by a nationally-recognized overnight courier service, or (d) sent by certified or registered mail (postage prepaid, return receipt requested), to the address of such Party set forth herein.

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To the Advisor:

American Realty Capital PECO II Advisors, LLC

405 Park Avenue

New York, New York 10022

Attention: Nicholas S. Schorsch

with a copy to (which shall not constitute Notice):

Proskauer Rose LLP

Eleven Times Square

New York, New York 10036

Attention: Peter M. Fass, Esq.

James P. Gerkis, Esq.

Telephone: (212) 969-3000

Facsimile: (212) 969-2900

To the Sub-advisor:

Phillips Edison NTR II LLC

11501 Northlake Drive

Cincinnati, OH 45249

Attention: R. Mark Addy

with a copy to (which shall not constitute Notice):

DLA Piper LLP (US)

4141 Parklake Drive, Suite 300

Raleigh, North Carolina 27612

Attention: Robert Bergdolt, Esq.

Telephone: (919) 786-2002

Facsimile: (919) 786-2202

Either Party may at any time give Notice in writing to the other Party of a change in its address for the purposes of this Section 17.1. Each Notice shall be deemed given and effective upon receipt (or refusal of receipt).

17.2	Modification. This Agreement shall not be amended, supplemented, changed, modified, terminated or discharged, in whole or in part, except by an instrument in writing signed by both Parties hereto, or their respective successors or permitted assigns.

17.3	Severability. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

17.4	Construction. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York as at the time in effect, without regard to the principles of conflicts of laws thereof.

17.5	Entire Agreement. This Agreement contains the entire agreement and understanding between the Parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. In all events, nothing contained herein shall be read, construed, interpreted or applied in any manner that prevents or hinders the Company from qualifying as a real estate investment trust under Section 856(c) of the Code.

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17.6	Waiver. Neither the failure nor any delay on the part of a Party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the Party asserted to have granted such waiver.

17.7	Gender. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

17.8	Titles Not to Affect Interpretation. The titles of Articles and Sections contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

17.9	Counterparts. This Agreement may be executed with counterpart signature pages or in any number of counterparts, each of which shall be deemed to be an original as against any Party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterpart signature pages or counterparts hereof, individually or taken together, shall bear the signatures of all of the Parties reflected hereon as the signatories.

[The remainder of this page is intentionally left blank - Signature page follows.]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date and year first above written.

American Realty Capital PECO II Advisors, LLC

By:
Nicholas S. Schorsch, Chief Executive Officer

Phillips Edison NTR II LLC

By:
R. Mark Addy, President

Appendix A

Form of Advisory Agreement